Investor Relations (303) 691-4350
Investor@aimco.com
Elizabeth Coalson
Vice President — Investor Relations
(303) 691-4327

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
PROVIDES PRELIMINARY TROPICAL STORM FAY AND HURRICANE IKE DAMAGE ASSESSMENTS

DENVER, COLORADO, October 1, 2008

Apartment Investment and Management Company (“Aimco”) (NYSE:AIV) announced today that it has completed a preliminary assessment of damage caused by Tropical Storm Fay and Hurricane Ike.

Tropical Storm Fay, which made its first U.S. landfall on the Florida Keys on August 18, damaged 53 Aimco apartment properties with 50 properties affected in Florida and three in other states. Hurricane Ike made U.S. landfall at Galveston, Texas on September 13 and subsequently damaged 62 Aimco properties, including 25 in Houston and surrounding areas, six in Galveston and other parts of the Gulf Coast, four in Dallas and surrounding areas, and 27 in other states as the storm tracked through the Midwest.

Chairman and Chief Executive Officer Terry Considine comments: “Despite the severity of these storms, we are thankful that we had no reports of injury to any of our residents or team members. Clean up efforts are well underway and we continue to focus on providing quality apartment homes and a superior customer experience to all of Aimco’s residents in areas affected by the storms and across the country.”

Property damage was caused by strong winds and/or water intrusion from heavy rains associated with the storms and included damage to roofs, exterior siding, and landscaping. Repairs at a number of the affected properties are expected to cost less than the deductible for insurance coverage. Aimco’s properties did not sustain any structural damage as a result of these storms.

Based on preliminary estimates, Aimco’s share of the casualty expenses (net of any third party insurance coverage) from the two storms is expected to be from $3.0 million to $6.0 million, or approximately $0.03 to $0.06 per share, in Funds From Operations (“FFO”) for the third quarter 2008, which was not previously considered in guidance.

This press release contains forward-looking statements, including statements regarding third quarter 2008 financial results. These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from projections. Readers should carefully review Aimco’s financial statements and notes thereto, as well as the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2007, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries and affiliates, is one of the largest owners and operators of apartment communities in the United States with 1,114 properties, including 188,672 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 46 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.